EXHIBIT 3.1
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
FUELCELL ENERGY, INC.
It is hereby certified that:
1.The name of the corporation is FuelCell Energy, Inc. (the "Corporation").

2.The Certificate of Incorporation of the Corporation is hereby amended by striking out Article Fourth thereof and by substituting in lieu of said Article the following new Article:

"FOURTH:    The total number of shares of stock which the Corporation shall have authority to issue is as follows: 39,583,333 shares of Common Stock, $.0001 par value (the “Common Stock”); and 250,000 shares of Preferred Stock, $.01 par value (the “Preferred Stock”).  The classes of capital stock of the Corporation shall have the preferences, voting powers and relative participating, optional or other special rights and qualifications, limitations or restrictions as set forth in this Article Fourth. Effective as of 4:01 p.m., Eastern time, on the date that this Certificate of Amendment is filed with the Secretary of State of the State of Delaware (the “Effective Time”), each twelve (12) shares of the Common Stock issued and outstanding or held in the treasury (if any) immediately prior to the Effective Time shall be automatically combined and converted, without further action, into one (1) validly issued, fully paid and non-assessable share of Common Stock with a par value of $.0001 per share, subject to the treatment of fractional shares. No fractional shares shall be issued and, in lieu thereof, any holder of Common Stock immediately prior to the Effective Time who would otherwise be entitled to a fraction of a share shall be entitled to receive a cash payment (without interest) in an amount equal to the fraction to which the stockholder would otherwise be entitled multiplied by the closing price of the Common Stock, as reported on The Nasdaq Global Market, as of the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware.”

3.The amendment of the Certificate of Incorporation of the Corporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4. This Certificate of Amendment will become effective as of 4:01 p.m., Eastern time, on the date that this Certificate of Amendment is filed with the Secretary of State of the State of Delaware.
Signed on December 3, 2015             By: /s/ Michael S. Bishop
Name: Michael Bishop
Title: Senior Vice President